Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Carol Knies
Senior Director of Investor Relations
Exide Technologies
678/566-9316 phone
carol.knies@exide.com

Exide Technologies Announces New President of
Industrial Energy Europe Division

Alpharetta, Ga. – September 10, 2008 – Exide Technologies, (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical energy solutions, announces the promotion of Franz Josef Dette to the position of President, Industrial Energy Europe, effective immediately. Reporting to Executive Vice President and Chief Operating Officer EJ O’Leary, Mr. Dette will be responsible for all commercial and operational aspects of Exide’s European Motive and Network Power businesses.

Mr. Dette will succeed Joel Campbell, who has served Exide as President, Industrial Energy Europe, since October of 2006.

“During his 11 years with Exide, Franz Josef has played a number of fundamental roles in operational management, sales and logistics in Europe. His promotion to lead the Industrial Energy Europe operation illustrates that we are drawing from a deep pool of talent at our Company ¯ proving that we cultivate an environment where employees are challenged and can grow,” said EJ O’Leary. “We look forward to continued success with Franz Josef in his new role of leading the division in its drive toward further growth and increased profitability.”

Mr. Dette brings a wealth of experience to his new position at Exide. Since 2007, he has served as Vice President of Operations for Exide Industrial Energy Europe, based in Büdingen, Germany. From 2006 to 2007, he also served the division as Director of Operations. In these capacities, he was responsible for production; logistics; operation rationalization; cost and inventory reductions; the implementation of Take Charge! and other lean manufacturing initiatives; and Environment, Health and Safety (EH&S) compliance.

In 2003, he was appointed as Director of Logistics for Exide Industrial Energy Europe. Based in Manchester, UK, Mr. Dette managed a host of initiatives including supply chain, product distribution and inventory management. Prior to that, he served as Vice President of Sales for Exide Motive Power Europe, also based in Manchester.

Mr. Dette also has held several Managing Director positions for Exide Technologies in Germany since 1998.

He holds a Diploma of Engineering in Electronics from the Technical High School Lippe Germany (equivalent to a Master’s Degree in Engineering in the United States).

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(XIDE-C)
About Exide Technologies
Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups — Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World — provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.